Exhibit 99.1

Investor Contact:
Barry Hutton
Director, Investor Relations
408-962-2573
bhutton@shoretel.com

Media Contact:
Joele Frank, Wilkinson Brimmer Katcher
Matthew Sherman
212-355-4449
Jed Repko/Eric Brielmann
415-869-3950

ShoreTel Board of Directors Unanimously Rejects Mitel’s Unsolicited Proposal

Board Concludes Unsolicited Proposal Does Not Reflect Value Inherent in Company
and is Not in the Best Interest of Stockholders

SUNNYVALE, Calif., October 27, 2014 – ShoreTel® (NASDAQ: SHOR) (the “Company”), the leading provider of brilliantly simple phone systems and unified communications solutions, today announced that its Board of Directors (the “Board”), after careful consideration with the assistance of its independent financial and legal advisors, has unanimously decided to reject the unsolicited proposal from Mitel Networks Corporation (NASDAQ: MITL) (“Mitel”) to acquire all outstanding common shares of ShoreTel at a price of $8.10 per share in cash.

The ShoreTel Board concluded that the proposal significantly undervalues ShoreTel and its strong prospects for continued growth and value creation as it continues to implement its long-term strategic plan, and is not in the best interests of ShoreTel stockholders.

“After careful evaluation, ShoreTel’s Board of Directors has determined that Mitel’s proposal significantly undervalues ShoreTel and fails to reflect the upside of ShoreTel’s growth initiatives and technology developments,” said Chuck Kissner, Chair of ShoreTel’s Board of Directors. “We believe Mitel’s proposal is financially inadequate, is an opportunistic attempt to acquire ShoreTel’s assets, and is not in the best interests of ShoreTel stockholders.”

Don Joos, president and CEO of ShoreTel, added, “ShoreTel is executing on a number of strategic initiatives to continue to accelerate growth and profitability, including our previously-announced strategic plan to introduce our next-generation common platform in April 2015. We are also making the necessary investments to achieve our strategic goals of growth, enhanced technology and world class customer service. We are confident that we have the right people, technology and products in place to execute our strategic plan and deliver significant value to our stockholders, and that the continued execution of this strategic plan will deliver substantially more value to ShoreTel stockholders than Mitel’s inadequate proposal.”

ShoreTel’s Board of Directors based its determination upon, among other factors, the following:
•	The Mitel proposal significantly undervalues ShoreTel by failing to reflect ShoreTel’s compelling prospects for value creation. The Board believes that Mitel’s proposal does not reflect the value inherent in the Company’s strong recent results and in its long-term strategic plan.

•	ShoreTel’s Board believes that ShoreTel has the right strategy in place to create stockholder value, and is successfully executing on that strategy. ShoreTel is focused on three strategic priorities:

o	Driving growth. The Company is successfully executing on its strategy to increase its cloud bookings and recurring revenue, positioning it as a leader in Unified Communications.

o	Expanding ShoreTel’s technology and infrastructure capacity. ShoreTel is successfully developing its next generation common platform that can be deployed across cloud, hybrid and on-premises environments through a single ShoreTel solution, which ShoreTel expects to launch in April 2015, sooner than previously anticipated. In addition, ShoreTel has executed numerous infrastructure initiatives to support expected growth in its cloud business.

o	Continuing to earn a world-class reputation for customer service and satisfaction. ShoreTel’s strong reputation, which is closely tied to the high-quality user experience afforded by ShoreTel products and services, provides competitive advantages with its customers and channel partners.

•	ShoreTel’s strong financial results reflect the Company’s ongoing successful execution of its strategic priorities.

o	ShoreTel has realized organic revenue growth for the past six consecutive quarters, with year-over-year hosted revenue growth of 27% in fiscal 2014, and an expansion of recurring revenue to 39% of total revenue.

o	The Company has generated non-GAAP net income for six consecutive quarters.

o	The Company has generated more operating cash flow in the past four quarters than the last four years combined, has fully repaid its line of credit and has increased its net cash balance by 180% since June 2013.

“Mitel’s opportunistic offer attempts to acquire ShoreTel just before its most significant new product launch, while ShoreTel’s business is transforming from a model largely based on one-time product and software sales to a recurring revenue model driven by its growing hosted services business, and only shortly after it has expanded its channel partner program to target growth in cloud-based solutions,” concluded Mr. Kissner.

Blackstone Advisory Partners L.P. is serving as financial advisor and Fenwick & West LLP is serving as legal counsel to ShoreTel.

About ShoreTel

ShoreTel, Inc. (NASDAQ: SHOR) is a leading provider of brilliantly simple IP phone systems and unified communications solutions. Its award-winning on-premises IP-PBX solution and cloud-based hosted phone system eliminate complexity and improve productivity. Recognized for its industry-leading customer experience and support, ShoreTel’s innovative business phones, application integration, collaboration tools, mobility, and contact center applications enable users to communicate and collaborate no matter the time, place or device, with minimal demand on IT resources. ShoreTel is headquartered in Sunnyvale, Calif., and has regional offices and partners worldwide. For more information, visit www.shoretel.com.

Legal Notice Regarding Forward-Looking Statements

ShoreTel assumes no obligation to update the forward-looking statements included in this release. This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the federal securities laws, including, without limitation, statements by Chuck Kissner and Don Joos, statements regarding future growth and profitability, statements regarding demand for Unified Communications as a Service, and statements regarding new product launches. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. The risks and uncertainties include the uncertain impact of global economic conditions, including impact on customers' purchasing decisions; unknown impact of the announced proposal by Mitel on purchasing decisions and on operating costs; the intense competition in our industry; our reliance on third parties to sell and support our products; our ability to continue to grow our cloud-based solutions; our ability to grow or maintain our premise products; supply and manufacturing risks; the impact of outages or security breaches; uncertainties related to international operations; our ability to control costs as we expand our business; our ability to attract, retain and ramp new personnel; potentially longer sales cycles; uncertainties inherent in the product development cycle; our ability to identify and execute on strategic opportunities; ability of third parties to successfully market and sell our products; uncertainty as to market acceptance of new products and services; the potential for litigation in our industry; and other risk factors set forth in ShoreTel's Form 10-K for the year ended June 30, 2014.

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